EXHIBIT 2

ACQUISITION AGREEMENT

AGREEMENT, made effective this 30th day of June 2005, by and among Easy.com, Inc., a Nevada corporation, ("ESY"), Royal Spring Water Company Inc., a Nevada corporation ("RSP"), the persons executing this agreement (referred to collectively as "Shareholders" and individually as "Shareholder") who own all of the outstanding shares of RSP.

RECITALS

WHEREAS, ESY a private, fully reporting company desires to acquire, 100% of the total outstanding capital stock of RSP; and

WHEREAS, RSP and its Shareholders agree to enter into a business combination transaction which shall result in the former Shareholders of RSP controlling a stake in ESY; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

ARTICLE 1

EXCHANGE OF SECURITIES

1.1 Issuance of Shares. Subject to all of the terms and conditions of this Agreement, ESY and RSP agree that no issuance of shares will take place and the RSP shareholders (Exhibit A) will surrender their shares to ESY. ESY will then be the only single shareholder of RSP Common Stock owning 100% of the outstanding common shares of RSP (the "RSP Common Stock").

ARTICLE 2,

REPRESENTATIONS AND WARRANTIES
OF RSP

RSP hereby represents and warrants to ESY that:

2.1 Organization. RSP is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business as now owned and operated, and is duly qualified to do business and is in good standing in all jurisdictions where its business requires qualification.

2.2 Capital. RSP's authorized capital presently consists of 75,000 shares of capital stock, par value $1.00, of which, as of the date hereof, 75,000 shares are issued and outstanding and no shares, warrants or options have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, and subject to no preemptive rights of any shareholder.

2.3 Business Plan. The Business Plan of RSP delivered to ESY accurately describes the business and operations of RSP. RSP has all right title and interest in future patents, formulas, trademarks, know-how, and other intellectual property discussed in such Business Plan or required to undertake the business and operations and manufacture and sell the products described in such Business Plan and is not required to pay any royalties for the use of such intellectual property to any person or entity.

2.4 Directors and Officers. Exhibit B to this Agreement, the text of which is hereby incorporated by reference, contains the names and titles of all of the directors and officers of RSP as of the date of this Agreement.

2.5 Compliance with Laws. RSP has substantially complied with, and is not in violation of, all applicable federal, provincial or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting its properties, products or the operation of its business except where such non-compliance would not have a materially adverse effect on the business or financial condition of RSP. RSP has all licenses and permits required to conduct its business as now being conducted and as contemplated in its Business Plan heretofore delivered to ESY except where such non-compliance would not have a materially adverse effect on the business or financial condition of RSP.

2.6 Financial Statements. RSP will deliver to ESY, a copy of the balance sheet and income statement for RSP as at June 30, 2005. These financial statements have been prepared from the books and records of RSP, and present fairly the financial position of RSP as of June 30, 2005, and have been prepared in accordance with generally accepted accounting principles consistently applied with those used in preparing financial statements of RSP during prior fiscal periods.

2.7 Absence of Changes. Since the date of the most recent financial statements there has not been any change in the financial condition or operations of RSP, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.8 Absence of Undisclosed Liabilities. As of the date of its most recent balance sheet, RSP did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet or incurred in the ordinary course of business following the date of the last balance sheet included.

2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, ESY and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of RSP. RSP shall make available to ESY and/or its attorneys all books and records of RSP. If the transaction contemplated hereby is not completed, all documents received by ESY and/or its attorneys shall be returned to RSP and all information so received shall be treated as confidential.

2.10 Litigation. RSP is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of RSP, threatened against or affecting RSP or its business, assets or financial condition, except for matters which would not have a material affect on RSP or its properties. RSP is not in default with respect to any order, writ, injunction or decree of any federal, provincial, local or foreign court, department, agency or instrumentality applicable to it. RSP is not engaged in any lawsuits to recover any material amount of monies due to it.

2.11 Ownership of Shares. The delivery of RSP Common Stock as contemplated herein will result in ESY's immediate acquisition of record and beneficial ownership of 100% of RSP's capital stock, free and clear of all liens and encumbrances subject to applicable Provincial and Federal securities laws. Such shares were duly and validly issued, fully paid and non-assessable.

2.13 Ability to Carry Out Obligations. The execution and delivery of this Agreement by the Shareholders and RSP and the performance by the Shareholders of the obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a material default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which RSP is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of RSP, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of RSP.

2.14 Assets. RSP has good and marketable title to all of the properties and assets reflected on its latest balance sheet (except for property and assets disposed of in the ordinary course of business after the date thereof), free and clear of all liens and encumbrances, except as noted therein, and except for liens of taxes not delinquent.

2.15 Indemnification. Shareholders (severally in proportion to their shares in RSP as set forth in Exhibit A) and RSP agree to defend and hold ESY harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Shareholders to perform any of their respective representations, warranties, covenants and agreements in this agreement or in any exhibit or other instrument furnished or to be furnished by Shareholders under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF EASY.COM, INC.

ESY represents and warrants to RSP and the Shareholders that:

3.1 Organization. ESY is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and duly qualified to do business in each of such provinces and other jurisdictions where its business requires such qualification. ESY may change its domicile to prior to closing.

3.2 Capital. At the Closing the authorized capital stock of ESY will consist of 50,000,000 shares of Common Stock with a par value of $.001 of which approximately 30,072,000 shares of Common Stock will be issued and outstanding. All of the issued and outstanding shares will be duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ESY to issue or to transfer from treasury any additional shares of its capital stock of any class or repurchase any such shares.

3.3 Business. On or before the closing ESY shall have no operations.

3.4 Financial Statements. ESY will deliver to RSP to a copy of the statement of account of ESY as known to the current officers and directors of ESY at its current year end. To the best of our knowledge and information, ESY has had no operations for more than three years. These financial statements have been prepared from the books and records of ESY for the fiscal year then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied with those used in preparing financial statements of ESY during prior fiscal periods.

3.5 Absence of Changes. Since the date of the Balance Sheet there has not been any change in the financial condition or operations of ESY.

3.6 Absence of Undisclosed Liabilities. As of the date of its most recent balance sheet, ESY did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet or incurred in the ordinary course of business following the date of the last balance sheet included.

3.7 Tax Returns. Within the times and the manner prescribed by law, ESY has filed all federal, provincial and local tax returns, as required by law, and has paid all taxes, assessments and penalties due and payable. There are no present disputes as to taxes of any nature payable by ESY. Adequate provision has been made on the Balance Sheet for all taxes if any of ESY as of the date thereof.

3.8 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Shareholders shall have the opportunity to meet with ESY's accountants to discuss the financial condition of ESY. ESY shall make available to Shareholders all books and records of ESY in its possession and control.

3.9 Compliance with Laws. ESY has complied with all, and is not in violation of any, applicable federal, provincial or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business, except where non-compliance would not have a materially adverse effect on the business or operations of ESY.

3.10 Litigation. ESY is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of ESY, threatened against or affecting ESY or its business, assets or financial condition, except for matters which would not have a material affect on ESY or its properties. ESY is not in default with respect to any order, writ, injunction or decree of any federal, provincial, local or foreign court, department, agency or instrumentality applicable to it. ESY is not engaged in any lawsuits to recover any material amount of monies due to it.

3.11 Authority. The Board of Directors of ESY has authorized the execution of this Agreement and the transactions contemplated herein, and when approved by the shareholders of ESY it will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be the legal, valid and binding obligation of ESY, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

3.12 Ability to Carry Out Obligations. The execution and delivery of this Agreement by ESY and the performance by ESY will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which ESY is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of ESY, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of ESY.

3.13 Title. None of such shares of ESY stock are or will be subject to voting trusts or agreements, no person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement. ESY is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, provincial or federal law rule, regulation or decree which would, as a result of the issuance of the shares of ESY stock, impair, restrict or delay any voting rights with respect to the shares of ESY stock.

3.14 Indemnification. ESY agrees to indemnify, defend and hold Shareholders and RSP harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by ESY to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by ESY under this Agreement.

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1 Share Ownership. The Shareholders hold shares of RSP Common Stock as set forth in Exhibit A hereto. The shares are owned of record and are held beneficially by each holder thereof, and such shares are not subject to any lien, encumbrance or pledge. Each Shareholder will surrender to ESY such shares pursuant to this Agreement.

4.2 Shareholders and Issued Stock. Exhibit A annexed hereto sets forth the names, shareholdings and consents of 100% of RSP shareholders to this transaction.

4.3 Indemnification. Each Shareholder hereby agrees to indemnify and hold harmless ESY against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Shareholder.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1 Conduct of Business. Prior to the Closing, RSP and ESY shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither RSP or ESY shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE 6

POST-CLOSING COVENANTS

6.1 For the one year following the Closing herein:

(a)   Issue of Additional Shares. Issuance and sales of ESY's securities to affiliated investors will be on the same terms as offered to non-affiliated investors and shall be for fair market value, which may include a reasonable discount to the quoted price published on the Pink Sheets.

(b)   No Interference or Denial of Shares. Post closing, the management of ESY will not challenge the ownership rights of any existing shareholders at the time of closing or in any manner interfere with their right to transfer the same.

6.2 Prompt resignation of officers and directors: Upon closing all existing ESY officers and directors shall have resigned and Alex Hazan, Harel Goldstein and Isaac Ben Hamou shall be elected or appointed directors and CEO, President, and Secretary as the case may be.

6.3 Benefit for all ESY Shareholders: The foregoing provisions of this Article 6 are expressly set forth for the benefit of all shareholders of ESY and may not be amended or waived. Any shareholder damaged by a violation of these provisions shall have the right to seek an injunction and/or damages, including reasonable attorneys' fees, for such violation.

6.4 Listing : Upon the closing the undersigned management agrees to list the Company on the OTC-Pink Sheets or higher exchange to the best of its ability.

CONDITIONS PRECEDENT TO
ESY'S PERFORMANCE

7.1 Conditions. ESY's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. ESY may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by ESY of any other condition of or any of ESY's other rights or remedies, at law or in equity, if Shareholders shall be in default of any of their representations, warranties, or covenants under this Agreement.

7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders in this Agreement or in any written statement that shall be delivered to ESY by Shareholders under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

7.3 Performance. Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

7.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against RSP on or before the Closing Date.

7.5 Acceptance by RSP Shareholders. The holders of an aggregate of not less than 90% of the issued and outstanding shares of common stock of RSP shall have agreed to exchange their shares for shares of ESY Common Stock.

7.6 Certificate. Shareholders shall have delivered to ESY a certificate, dated the Closing Date, certifying that each of the conditions specified in Sections 7.2 through 7.5 hereof have been fulfilled.

ARTICLE 8

CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

8.1 Conditions. Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 8. Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Shareholders of any other condition of or any of Shareholders' rights or remedies, at law or in equity, if ESY shall be in default of any of its representations, warranties, or covenants under this Agreement.

8.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by ESY in this Agreement or in any written statement that shall be delivered to Shareholders by ESY under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

8.3 Performance. ESY shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

8.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against ESY on or before the Closing Date.

8.5 Agreement concerning Liabilities. ESY shall have entered into an agreement to reduce its liabilities incurred in its operations prior to the closing on terms satisfactory to Shareholders.

8.6 Officers' Certificate. ESY shall have delivered to Shareholders a certificate, dated the Closing Date and signed by the President of ESY certifying that each of the conditions specified in Sections 8.2 through 8.5 have been fulfilled.

ARTICLE 9 CLOSING

9.1 Closing. The Closing of this transaction shall be held at the offices of ESY, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. In event the Closing herein has not been completed by the 30th day of June 2005 any party hereto may terminate this agreement and in such event this agreement shall be null and void. At the Closing:

(a)  Each Shareholder shall present the certificates representing his shares of RSP being acquired by ESY, and such certificates will be duly endorsed.

(b)  ESY shall deliver an officer's certificate, as described in Section 8.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of ESY are true and correct as of, or have been fully performed and complied with by, the Closing Date.

(c)  ESY shall deliver a signed consent and/or Minutes of the Directors of ESY approving this Agreement and each matter to be approved by the Directors of ESY under this Agreement.

(d)  (d) Alex Hazan and Harel Goldstein shall deliver a certificate, as described in Section 7.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Shareholders are true and correct as of, or have been fully performed and complied with by, the Closing Date, with the exception that the warranty as to ownership of shares by other Shareholders is qualified to the best of their knowledge and belief.

ARTICLE 10

MISCELLANEOUS

10.1 Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

10.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

10.5 Non-competition Agreement. Each of the Shareholders hereby jointly and severally agrees that for a period of three (3) years following the Closing herein, that they will not, directly or indirectly:

(a)   Own, operate, manage or be involved in any manner with any business that competes in any way, either directly or indirectly, with RSP;

(b)   Solicit or contact any customers or former customers of RSP in connection with a business in competition with RSP;

(c)   Reveal, disclose or use for any purpose, any trade secret, or other confidential or proprietary information concerning RSP or the identity or characteristics of any customer, former customer or customer list; or

(d)   Solicit the services in any manner, or employ any employees of RSP for competing employment or otherwise.

10.6 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or delivered by a national courier service, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To ESY:	Marvin Winick
14 Pico Cres
Thornhill, ON,

To RSP :	Harel Goldstein
20640 Plummer St.
Chatsworth CA, 91311

To Shareholders: To the Shareholder's Representative c/o RSP

10.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

10.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

10.11 Announcements. ESY and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

10.12 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

10.13 Brokerage. RSP, ESY and Shareholders each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

10.14 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year.

10.15 Exhibits. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided for hereinabove, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party.

10.16 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

Easy.Com, Inc..

Marvin Winick

Royal Spring Water Inc.

Harel Goldstein, President

(Signatures on file)

EXHIBIT A

THE UNDERSIGNED, each being shareholders of Royal Spring Water Inc. hereby represent that they own the number of shares of Royal Spring Water Inc.'s common stock as set forth beneath their respective signature below and further covenant and agree to comply with, undertake to perform, and abide by, the various covenants, warranties and undertakings as set forth in the foregoing Agreement and Plan of Acquisition made effective this 30th day of June 2005, by and among Easy.com, Inc., Royal Spring Water Inc., and the shareholders of Royal Spring Water Inc..

EXECUTED on the date set forth below the respective signatures:

Name: Alex Hazan
Number of Shares: 37,500
Dated: June 30, 2005

Name: Harel Goldstein
Number of Shares: 37,500
Dated: June 30, 2005

(Signatures on file)

EXHIBIT B
OFFICERS AND DIRECTORS
ROYAL SPRING WATER INC.

Alex Hazan	CEO
Harel Goldstein	President and Secretary